UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (date of earliest event reported) – August 14, 2007

ZIFF DAVIS HOLDINGS INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	333-99939 Commission file number	36-4355050 (I.R.S. Employer Identification No.)
28 East 28th Street, New York, New York 10016
(Address of principal executive offices including zip code)
(212) 503-3500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events
ITEM 9.01 Financial Statements and Exhibits
SIGNATURE
EX-99.1: PRESS RELEASE

ITEM 8.01 Other Events.
On August 15, 2007, Ziff Davis Media Inc. (the “Company”), an indirect wholly-owned subsidiary of the Registrant, issued a press release announcing that it currently is exploring various options to restructure its debt and, in connection therewith, it had elected not to make the scheduled interest payment on its Senior Subordinated Compounding Notes due 2009 (the “Compounding Notes”). The failure to make this interest payment constitutes a default under the terms of the indenture relating to the Compounding Notes (the “Compounding Note Indenture”). A copy of the press release is attached hereto as Exhibit 99.2 and incorporated herein by reference.
If the Company fails to cure such a default within 30 days, an event of default will occur under the Compounding Note Indenture thereby enabling the trustee of the Compounding Notes or the holders of 25% of more in principal amount of the then-outstanding Compounding Notes to declare the principal amount of the Compounding Notes to be immediately due and payable. At this time, the Company does not intend to make the required interest payment prior to the expiration of the grace period. An acceleration of the Compounding Notes would result in an immediate event of default under the terms of indenture relating to the Company’s Senior Secured Floating Rate Notes due 2012 (the “Floating Rate Notes”) and the Note Purchase Agreement, dated as of February 15, 2007, relating to the Company’s senior secured notes issued pursuant thereto (the “New Notes,” and together with the Floating Rate Notes, the “Senior Debt”), thereby enabling such Senior Debt to be accelerated. The Company does not have sufficient resources available to repay the Compounding Notes or its Senior Debt in the event such indebtedness is accelerated.
The Company currently is exploring various options to address these matters, including a possible attempt to restructure its debt In connection with exploring such options, the Registrant retained Alvarez & Marsal Securities, LLC on August 13, 2007 to act as its financial advisor with respect to evaluating and pursuing a potential restructuring transaction and retained Alvarez & Marsal North America, LLC, to provide consulting services in connection with reorganization efforts.
ITEM 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description

99.1	Press release of the Company, dated August 15, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ziff Davis Holdings Inc.
By:	/s/ Jason Young
Jason Young
Chief Executive Officer

Date:	August 15, 2007